Exhibit 21.1

SUBSIDIARIES OF THE COMPANY
AND JURISDICTION OF INCORPORATION OR ORGANIZATION

CAIRE Medical Technology (Chengdu) Co., Ltd. (formerly known as Chart BioMedical (Chengdu) Co., Ltd.[1]	China
Chart Asia Investment Company Limited	Hong Kong
Chart Asia, Inc.	Delaware
Chart Australia Pty Ltd	Australia
Chart Cooler Service Company, Inc.[2]	Delaware
Chart Cryogenic Distribution Equipment (Changzhou) Company Limited*	China
Chart Cryogenic Engineering Systems (Changzhou) Co., Ltd.	China
Chart Cryogenic Equipment (Chengdu) Co., Ltd.	China
Chart D&S India Private Limited	India
Chart Energy & Chemicals, Inc.	Delaware
Chart Ferox, a.s.	Czech Republic
Chart Germany GmbH	Germany
Chart Inc.	Delaware
Chart Industries (Gibraltar) Limited	Gibraltar
Chart Industries Luxembourg S.à r.l.	Luxembourg
Chart Industries Limited	United Kingdom
Chart Industries (Malaysia) Sdn. Bhd.	Malaysia
Chart International Holdings, Inc.	Delaware
Chart International, Inc.	Delaware
Chart Latin America S.A.S.	Colombia
Chart Lifecyle, Inc.	Delaware
Chart S.à r.l & Co. KG	Germany
Cofimco Fan (Changshu) Co., Ltd.	China
Cofimco Industrial Fans India Private Ltd.****	India
Cofimco International (Shanghai) Trading Co, Inc.	China
Cofimco S.r.l.	Italy
Cofimco USA, Inc.	Virginia
Cryo Diffusion S.A.S.	France
Cryo-Lease, LLC	Florida
E&C FinFan, Inc.	Delaware
Fema S.r.l.	Italy
Flow Instruments & Engineering GmbH	Germany
GOFA Gocher Fahrzeugbau GmbH	Germany
GTC of Clarksville, LLC	Delaware
Hetsco, Inc.	Delaware
Hetsco Holdings, Inc.	Delaware
Hudson-Cofimco Limited	Hong Kong
Hudson Heat Transfer International, Inc.	Panama
Hudson Parent Corporation	Delaware
Hudson Products Corporation	Texas
Hudson Products de Mexico, S.A. de C.V.*	Mexico
Hudson Products Holdings, Inc.	Delaware
Hudson Products Holdings Cooperatief UA	Netherlands
Hudson Products Middle East LLC	Delaware
Hudson Products Netherlands B.V.	Netherlands
Industrie Meccaniche di Bagnolo S.r.l.	Italy

MVE CryoSystems Japan Co., Ltd.	Japan
Nanjing New Metallurgy Electric Engineering Co., Ltd.**	China
Prefontaine Properties, Inc.	New Hampshire
PT. Thermax***	Indonesia
RCHPH Holdings, Inc.	Delaware
Skaff, LLC	Delaware
Skaff Cryogenics, Inc.	New Hampshire
Thermax Cryogenic Heat Exchangers Trading (Shanghai) Co., Ltd.	China
Thermax, Inc.	Massachusetts
VCT Vogel GmbH	Germany
VRV Asia Pacific Private Limited	India
VRV Holdings S.r.l.	Italy
VRV S.r.l.	Italy
VRV Services S.r.l.	Italy

*50% of equity interests owned indirectly by the Company.
**80% of equity interests owned indirectly by the Company.
***95% of equity interests owned indirectly by the Company.
****99.8% of equity interests owned indirectly by the Company.

[1]Pursuant to the Stock Purchase Agreement (the “Purchase Agreement”) entered into on September 28, 2018 with respect to the previously announced divestiture of Chart’s oxygen-related products business to NGK Spark Plug Co., Ltd. (the “Buyer”), which was consummated on December 20, 2018, Chart retained ownership of the equity of CAIRE Medical Technology (Chengdu) Co., Ltd. (formerly known as Chart BioMedical (Chengdu) Co., Ltd. (“Chart China”)) for the year ended December 31, 2019; provided, however, that during such time, Chart China was held, managed and operated in all respects by Buyer and for Buyer’s account, with all gains, income, losses, assets, liabilities, taxes, tax benefits and other items generated solely for Buyer’s benefit and burden in accordance with Section 8.7 of the Purchase Agreement.

[2]Merged into E&C FinFan, Inc. effective as of December 31, 2019, with E&C FinFan, Inc. as surviving entity.